Exhibit 10.1

EMPLOYMENT AGREEMENT

Between

BASELL SERVICE COMPANY B.V., with its registered office in Rotterdam (the Company)

And

THOMAS AEBISCHER of Im Breitloo 2,8802 Kilchberg SWITZERLAND (you)

This employment agreement (Agreement) sets out the terms and conditions upon which the Company offers you employment with it whilst employed in The Netherlands for the Term specified below. This Agreement is made with reference to that certain letter and offer of employment, dated 30 October 2015 (Offer Letter), and issued with regard to your employment within the LyondellBasell Group.

1	Commencement

This Agreement applies to your employment with effect from 1 January 2016.

2	Position

The Company will employ you on a full-time basis in the position of Executive Vice President, Chief Financial Officer of the LyondellBasell Group, or such other position determined by the Company. You will report to the Chief Executive Officer, and will work under the direction of the person in that position.

You will initially be based at the Company’s premises at Rotterdam, The Netherlands, but you agree to transfer your employment to Houston, Texas when lawful authorization is obtained for your eligibility to work in the United States.

3	Term

Your employment pursuant to this Agreement is intended to be for a definite term of one year (the Term), subject to termination in accordance with section 10 below and the requirements of applicable law. The Agreement ends by operation of law, without notice being required, at the end of the Term. The Term may be shortened or extended at the sole discretion of the Company, depending on the timing of your success in obtaining lawful authorization for eligibility to work in the United States and the actual transfer of your employment to Houston, Texas, as anticipated pursuant to the Offer Letter. In any event, this Agreement will end as of the date that you obtain lawful authorization to work in the United States. You will at that point in time transfer your employment to Houston, Texas in accordance with the terms and conditions set forth in the Offer Letter.

4	Duties

You will perform the duties and have the responsibilities and authority customarily performed and held by an employee in your position or as the Company may otherwise assign to you from time to time. The Company may assign you to perform work for another LyondellBasell Group Member from time to time. Depending on the nature of your role, the Company may require you to travel (both locally and internationally) from time to time. Without limiting your obligations to the Company, during your employment you must serve the Company faithfully and diligently to the best of your ability and perform to the best of your abilities and knowledge the duties the Company assigns to you from time to time.

You agree that the Company may, without the need to terminate the employment relationship and in its sole discretion, modify or remove your assigned duties from time to time without additional compensation to you, in accordance with the Company’s needs. This is provided the Company believes you are reasonably able to perform such modified or remaining duties.

5	Hours

Your normal hours of work are an average of 40 hours each week, worked during the Company’s normal business hours.

From time to time, you may be required or need to work additional hours as necessary for the performance of your role. These additional hours can include hours outside normal business hours, or on weekends and public holidays. You are not entitled to an overtime payment or time off in lieu for work performed during such additional hours because your remuneration takes this requirement and need into account.

6	Remuneration & Expenses

Your compensation package will be as set forth in the Offer Letter.

The Company will reimburse you for work-related expenses in accordance with and subject to its expense reimbursement policy, as amended from time to time. The Company will only reimburse Company-approved expenses which are supported with evidence of the expense (e.g. original receipts). Please refer to the Company’s expense reimbursement policy.

The Company may, subject to any relevant legal requirements, deduct from your remuneration any amounts that you owe to the Company, any other LyondellBasell Group Member, or in relation to any benefit plan or arrangement provided or arranged by the Company.

7	30% Ruling

Insofar as article 9 of the Implementation Regulation Withholding Tax Law 1965 is applicable, you will receive a tax-free reimbursement for extraterritorial expenses. You agree that your salary under section 6 above will be reduced in such a manner such that 100/70 of the reduced salary is equal to the amount of the salary set out in section 6 above.

Insofar as the paragraph immediately above is applicable, you will receive a reimbursement for extraterritorial expenses equal to 30/70 of the reduced salary described in in the paragraph immediately above. You acknowledge you are aware of the fact that an adjustment in salary made in accordance with the paragraph immediately above may have an impact on other compensation and benefits (for example pension and social insurance benefits) related to your salary.

Should the 30% Ruling be deemed not applicable by the Dutch Tax Authorities, the company will consider providing the equalization of your taxes for the duration of your employment in the Netherlands.

8	Discretionary Benefits

The Company may, at its discretion, from time to time provide you with other non-mandatory benefits and remuneration. The Company may replace, change or cease providing these benefits and remuneration and the terms on which they are provided at any time at its discretion. In such case, you will not have an entitlement to continue to receive these benefits and remuneration or to receive any other payment, compensation or benefit in lieu.

Unless an authorized HR representative of the Company advises you otherwise in writing, any benefit or remuneration apart from your salary will be a discretionary benefit to which this section 8 applies.

The Company’s current discretionary benefits include but are not limited to:

(a)	a collective health scheme in which you may participate as long as you are mandatorily insured under the Dutch Medical Care Act (‘Zorgverzekeringswet”), in which respect the Company will pay such contributions as are mandatory under Dutch law from time to time;

(b)	a collective pension scheme in which you will participate, subject to its rules from time to time; and

(c)	a leased car, provided to you subject to the applicable policy from time to time.

9	Leave, Holidays & Absence

Annual Vacation Leave and ADV Days

You are entitled to vacation and ADV days each year in accordance with applicable law and Company policy as each applies from time to time. Each accrue proportionally in relation to the length of employment during the calendar year.

Sick Leave

In the event you become unfit for work due to illness the Company will, if and to the extent obliged to do so under paragraph 7:629 Dutch Civil Code, pay 100% of your salary during the first period of 12 months as long as you are employed by the Company and subject to applicable regulations. If the inability to work and employment continues beyond 12 months, the Company will pay 70% of your salary during the second period of 12 months or until the end of employment with the Company (if this is earlier). Before granting leave due to illness, or during or after any such period of leave, and subject to the requirements of applicable law, the Company may require you to provide to the Company satisfactory evidence confirming your illness or injury, which may include a medical certificate.

Other Leave

The Company will grant other leave in accordance with applicable law and Company policy as each applies from time to time.

Holidays

Unless the nature of your role requires otherwise, you are generally entitled to paid days’ off on the public holidays observed by the Company. The Company will not provide you with any additional compensation for work you perform on a public holiday, unless otherwise required by law or applicable Company policy as each applies from time to time.

Notice of Absence

You must notify the Company immediately of every absence from work and its probable duration. Upon request by the Company, you must promptly provide the Company with reasons for the absence. Company policy may set out additional requirements in this regard.

10	Corporate Apartment

The Company will provide a one-bedroom corporate apartment for the period of time required to receive your U.S. Visa (not to exceed one year). This expense will be paid for on a direct bill basis with the Company, however, may have to be reported in the Proxy as a perquisite.

11	Termination

(a)	Your employment under this Agreement may be prematurely terminated at any time during the Term by the Company by giving notice while observing four (4) months’ notice and by you by giving notice while observing two (2) months’ notice. Notice must be given in writing and will be effective as of the first day of the calendar month following the month in which the notice was given.

(b)	Your employment will in any event terminate by operation of law, or failing such, with mutual consent at the end of the calendar month in which you reach the age at which you become eligible for state pension benefits (AOW) at the then applicable age.

(c)	During any period of notice, the Company may, at its discretion:

(i)	require you to not attend for work or contact any customers or clients;

(ii)	require you to perform duties which are different to those which you were required to perform during the rest of your employment with the Company, provided only that you have the necessary skills and competencies to perform the duties;

(iii)	limit or remove your access to the Company’s premises, telecommunications networks (including email and intranet) and electronic systems and data; or

(iv)	any combination of (i) - (iii).

(d)	Nothing in this section prevents the Company from terminating your employment without notice in the event of urgent reasons.

(e)	The Company may suspend you from work on full pay, if it has reason to believe you may have engaged in misconduct, in order for it to investigate the matter. The Company may limit or remove your access to the workplace and the Company’s premises, telecommunications networks and electronic systems and data during any period of suspension.

12	Confidentiality

You acknowledge that Company has imposed on you a duty of confidentiality in respect of Confidential Information. Thus, during and after the Term you are prohibited from disclosing to third parties or using for any purpose other than for your employment with the Company, any Confidential Information. Such prohibition will not apply to the disclosure of Confidential Information if such disclosure is necessary in order for you to perform the duties of your employment with the Company, provided that you first ensure that the person or entity to whom disclosure is being made owes the Company an obligation of confidentiality in respect of such Confidential Information no less strict than that owed by you.

Confidential Information means, but is not limited to, any information relating to (a) the Company or any affiliated company of the Company (collectively the ‘Protected Companies’ and each a ‘Protected Company’) or the business, prospective business, technical processes, computer software (both source code and object code), future product and service offerings, product weaknesses or failures, current or anticipated supplier or distribution agreements and arrangements, customer contacts, customer feedback, win/loss information, pricing plans and discount rates, intellectual property rights, sales forecasts, hiring plans and personnel details, internal communications, budgetary information or financial results or plans of any Protected Company, or (b) compilations of two or more items of such information whether or not each individual item is in itself confidential, including without limitation price lists, lists of actual and prospective customers, information relating to research and development plans, sales and marketing plans and tactics and development of new products which comes into your possession, is created by you or becomes known by you by virtue of you employment, and which is not generally available to the public or which provides a business advantage to a competitor of a Protected Company. Confidential Information will also include (x) information, data, plans or communications provided by any third party to any Protected Company in confidence and to which you have access or which you received in activities reasonably related to the your employment with the Company and (y) notes, summaries and information which has or may be derived or obtained from any information defined herein as Confidential Information. Confidential Information does not include information which is published or is otherwise in the public domain prior to the receipt of such information by you; or which is or becomes publicly available on a non-confidential basis through no fault of you.

13	Intellectual Property

Insofar as the rights specified hereinafter are not vested in the Company by operation of law on the grounds of the employment relationship between you and the Company, you hereby explicitly state that you will transfer and, insofar as possible, hereby transfer to the Company in advance any intellectual and/or industrial property rights of whatever nature in or arising from ideas, concepts, discoveries, inventions, improvements and/or developments made or acquired by you in the discharge of your duties for the Company.

You must promptly disclose to the Company fully and completely any and all of the ideas, concepts, discoveries, inventions, improvements and developments, made or acquired by you in the discharge of the your duties for the Company.

You hereby irrevocably relinquish/waive for the benefit of the Company any moral/personal rights as referred to in article 25, paragraph 1 sub a, b and c of the Copyright Act (“Auteurswet”) and article 5, paragraph 1 of the Neighbouring Rights Act (“Wet op de Naburige Rechten”), that may vest in you in respect of the work products referred to in the previous paragraphs of this section.

You acknowledge that the salary under this Agreement includes reasonable compensation for the fact that the intellectual and industrial property rights, referred to above, will vest in the Company by operation of law or for the transfer to the Company of such rights pursuant to paragraph 1 of this section.

14	Conduct after Employment Ends

Appendix A applies to this Agreement. You must notify any person who offers you employment or work of your obligations under this section 14 and Appendix A. You acknowledge and agree the Company may notify any third-party of your obligations under this section 14 and Appendix A, including any new or prospective employer or other person with whom you enter, or might enter, into a working relationship.

15	Liquidated Damages

If you breach any of your obligations stated in Appendix A, or with respect to confidentiality (including those under section 12), or both, you will immediately, without any notice of default being required, forfeit to the Company a penalty/liquidated damages for each breach thereof, amounting to EUR 25,000 (twenty-five thousand Euros) and a penalty/liquidated damages amounting to EUR 500 (five hundred Euros) for each day that such breach continues, without prejudice to the Company’s rights to claim (a) full compliance with the relevant contractual obligations and/or (b) actual damages instead of the penalty/liquidated damages.

Payment of the penalties referred to in the previous paragraph will not release you from your obligations under this Agreement. With respect to the penalties provided for in the previous paragraph, the parties to this Agreement intend to derogate from the provisions of article 7:650 paragraphs 3 and 5 of the Dutch Civil Code both in respect of the amounts of the penalties and to the extent that these penalties can be used by the Company for its own benefit.

16	Loyalty and Conflicts of Interest

You must use all reasonable efforts to promote the interests of the Company and the LyondellBasell Group, act in the Company’s and the LyondellBasell Group’s best interests and devote your time and attention during your working hours exclusively to the discharge of your duties.

You represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with your obligations under this Agreement or that would otherwise prohibit you from performing your duties with the Company.

Without limiting your duties to the Company or your obligations apart from this section 16, during your employment you must not engage in any other employment, enterprise or business without the Company’s prior written consent.

The Company’s policies (refer to section 18 below) contain further requirements in relation to conflicts of interest. Your obligations under this section 16 do not limit those requirements.

17	Occupational Health and Safety

You must comply with all occupational health & safety standards and directions applicable to your workplace and your employment, including, but not limited to, the applicable Occupational Health and Safety (ARBO) and environmental regulations. You must cooperate with the Company to ensure the safety of any individuals who may be affected by your work. You must take reasonable care for your own health and safety, and for the health and safety of other individuals who may be affected by your acts or omissions, while in the workplace and while otherwise performing any duties or activities in connection with your employment.

18	Code of Conduct and Company Policies

You must comply with the LyondellBasell Code of Conduct as amended from time to time. Further, you agree to affirm your commitment to comply with the LyondellBasell Code of Conduct at such time as the Company requires from time to time.

You must comply with all of the Company’s and LyondellBasell Group’s other policies and procedures that apply to you from time to time. The Company or LyondellBasell Group, as applicable, may adopt, change, replace or rescind its policies and procedures (including the LyondellBasell Code of Conduct) from time to time in its or their absolute discretion and without any limitation (implied or otherwise) on its or their ability to do so. The Company’s and LyondellBasell Group’s policies and procedures may be found on the Company’s intranet. The Company’s and LyondellBasell Group’s policies and procedures do not and will not form part of this Agreement.

19	Miscellaneous

This Agreement is governed by the law applicable in the Netherlands and the parties irrevocably and unconditionally submit to the exclusive jurisdiction of the courts of the Netherlands.

This Agreement, including Appendix A, constitutes the entire agreement and understanding of the parties as to your employment and, in relation to that subject matter, supersedes any prior understanding or agreement between the parties and any prior condition, warranty, indemnity or representation imposed, given or made by a party. Any offer letter or cover letter which accompanied or forwarded this Agreement is not part of this Agreement.

This Agreement may only be altered in writing signed by each party.

Part or all of any section of this Agreement that is illegal or unenforceable will be severed from this Agreement and the remaining provisions of this Agreement continue in force.

20	Definitions

In this Agreement:

(a)	“LyondellBasell Group” refers to LyondellBasell Industries N.V. and its subsidiaries, including without limitation the Company.

(b)	“LyondellBasell Group Member” refers to any member of the LyondellBasell Group.

SIGNED by THOMAS AEBISCHER

/s/ Thomas Aebischer	November 6, 2015
Signature	Date

SIGNED for and on behalf of BASELL SERVICE COMPANY B.V.

/s/ Elisa Garcia	November 6, 2015
Signature	Date
Elisa Garcia, HR Director, EAI Mfg.

APPENDIX A

1. As used in this Exhibit A, the following terms have the meanings set out below:

“Business” means the business in which the LyondellBasell Group is engaged and for which you have direct or indirect responsibilities during the term of your employment with the Company.

“Competitor” means any business or enterprise engaged in the Business.

Other capitalized terms not defined in this Exhibit A have the meaning set out in the Agreement.

2. Subject to the exceptions set forth in this Appendix A, you agree that you will not, for a period of one (1) year after your termination of employment with the Company (the “Prohibited Period”), regardless of the reason for such termination, directly or indirectly:

(a)	carry on or engage in the Business in competition with a LyondellBasell Group Member, or

(b)	render services to, or be affiliated with, a Competitor.

3. Nothing in this Appendix A will prevent you during the Prohibited Period from rendering professional services to a Competitor (but not as an employee of a Competitor) or being affiliated with a diversified entity, so long as your affiliation with that Competitor or entity, as applicable, does not:

(a)	cause you to use or disclose any Confidential Information, and

(b)	involve you having direct or indirect responsibilities with respect to any aspect of the entity’s business that engages in the Business.

4. You agree and expressly promise that, during the Prohibited Period, you will not directly or indirectly:

(a)	recruit, solicit or induce any employee, consultant, or independent contractor of a LyondellBasell Group Member to terminate or lessen such person’s employment or other relationship with the LyondellBasell Group Member, or

(b)	directly or indirectly solicit any then-current customer or business partner of a LyondellBasell Group Member to terminate, alter, or modify its relationship with the LyondellBasell Group Member.

APPENDIX A

5. Despite the restrictions in this Appendix A, nothing in it prohibits:

(a)	you from making general advertisements for employment or engagement, so long as such advertisements are not specifically targeted at any employees, consultants, or independent contractors of a LyondellBasell Group Member, or

(b)	any other person or entity from hiring, inducing, or attempting to induce, solicit, or encourage any employee or other service provider of a LyondellBasell Group Member to leave their employ or service, provided you do not directly or indirectly participate in or direct the prohibited activity, and provided further that this clause (b) of paragraph 5 will not apply with respect to the solicitation of any employee of a LyondellBasell Group Member who is at that time an executive officer of the LyondellBasell Group or an employee of a LyondellBasell Group Member directly reporting to any such executive officer.

6. Despite the restrictions contained in this Appendix A, neither you nor any of your affiliates may own an aggregate of more than 5% of the outstanding stock of any class of any corporation, if such stock is listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, without violating the provisions of this Appendix A, provided that neither you nor any of your affiliates has the power, directly or indirectly, to control or direct the management or affairs of any such corporation and is not involved in the management of such corporation.

7. You acknowledge and agree that: (i) the purpose of the covenants set forth in this Appendix A (the “Restrictive Covenants”) is to protect the goodwill, trade secrets and other Confidential Information of the Company and of the LyondellBasell Group; (ii) because of the nature of the business in which the Company is engaged and because of the nature of the Confidential Information to which you have or will have access, it would be impractical and excessively difficult to determine the actual damages of the Company in the event you breached any such covenants; and (iii) remedies at law (such as monetary damages) for any breach of your obligations under the Restrictive Covenants would be inadequate. You therefore agree and consent that if you commit any breach of a Restrictive Covenant, the Company will have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage.

You and the Company expressly represent that the Restrictive Covenants are reasonable in all respects and are necessary to protect the legitimate business interests of the Company. The parties further acknowledge and agree that the LyondellBasell Group conducts the Business on a worldwide basis and you will have Confidential Information regarding the business conducted by LyondellBasell Group in each location where it is conducted and you will be materially associated with the LyondellBasell Group’s goodwill. You expressly acknowledge and agree that any violation of the Restrictive Covenants would inevitably cause you to disclose Confidential Information of the LyondellBasell Group.

APPENDIX A

If any portion of the Restrictive Covenants is hereafter determined to be invalid or unenforceable in any respect, such determination will not affect the remainder thereof, which will be given the maximum effect possible and shall be fully enforced, without regard to the invalid portions. In particular, without limiting the generality of the foregoing, if the covenants set forth in this Appendix A are found by a court or an arbitrator to be unreasonable, you and the Company agree that the maximum period, scope or geographical area that is found to be reasonable shall be substituted for the stated period, scope or area, and that the court or arbitrator shall revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. If any of the Restrictive Covenants are determined to be wholly or partially unenforceable in any jurisdiction, such determination will not be a bar to or in any way diminish the Company’s right to enforce any such covenant in any other jurisdiction.

Acknowledged:

/s/ Thomas Aebischer	/s/ Elisa Garcia
THOMAS AEBISCHER	For the Company